New York Headquarters	Mr. Alexander E. Parker
1185 Avenue of the Americas, Floor 3	Senior Managing Director
New York, N.Y. 10036	E. alexander.parker@buxtonhelmsley.com
T. +1 (212) 951-1530
F. +1 (212) 641-4349

VIA U.S. REGISTERED POSTAL MAIL & ELECTRONIC MAIL
corporate.secretary@mnk.com; board.directors@mnk.com; stephanie.miller@mallinckrodt.com;
joann.reed@mallinckrodt.com; carlos.paya@mallinckrodt.com; angus.russell@mallinckrodt.com;
martin.carroll@mallinckrodt.com; paul.carter@mallinckrodt.com; david.norton@mallinckrodt.com;
anne.whitaker@mallinckrodt.com; kneeland.youngblood@mallinckrodt.com; david.carlucci@mallinckrodt.com;
info@odce.ie; marian_lynch@odce.ie; xana_mccarthy@odce.ie; suzanne_gunne@odce.ie; ian_drennan@odce.ie;

January 31, 2022

Former Directors - All Members	Ms. Joann Reed, Interim Director
Mallinckrodt Plc.	Mr. Carlos V. Paya, M.D., Ph. D., Interim Director
53 Frontage Road, Shelbourne Building	Mr. Angus Russell, Former Chairman
Hampton, N.J. 08827	Mr. J. Martin Carroll, Former Director
Mr. Paul R. Carter, Former Director
Mr. David Norton, Former Director
Ms. Anne C. Whitaker, Former Director
Mr. Mark Trudeau, Former Director
Mr. Kneeland Youngblood, Former Director

Re:   Updated Notice of The Buxton Helmsley Group, Inc.'s Significant Interest in the Ordinary Shares of Mallinckrodt Plc. (the "Company")

Ladies and Gentlemen of the Dismissed Board (the "Dismissed Board"):

Please take notice that The Buxton Helmsley Group, Inc. ("BHG") now retains an interest in over 4% of the outstanding ordinary shares of the Company, as of today, January 31, 2022.  Please take further notice that, as of today, January 31, 2022, BHG collectively retains power-of-attorney related to over 10% of the Company's outstanding ordinary shares, between those shares held in the institutional accounts of BHG and the other non-affiliate shareholders listed within BHG's 13d filings, as evidenced by the Joint Filing Agreement included within each of BHG's 13d filings with the U.S. Securities and Exchange Commission (the "Commission").

An updated count of the Company's ordinary shares held within BHG's institutional accounts may be found within the 13d filing with the Commission made contemporaneous to this correspondence being caused to be sent.  BHG looks forward to providing a full response to the Company's January 14, 2022, request for a report of ownership from BHG, pursuant to the Companies Act of 2014, § 1062.  As noted within BHG's January 15, 2022, correspondence addressed to Ms. Miller, we will provide that full response by 11:59pm GMT on Friday, February 4, 2022.

Very Truly Yours,

Alexander Parker

Senior Managing Director

The Buxton Helmsley Group, Inc.

CC (by e-mail and post):	Office of the Director of Corporate Enforcement	Ms. Marian Lynch
	16 Parnell Square	Ms. Xana McCarthy, Investigator
	Dublin 1	Ms. Suzanne Gunne, Enforcement Lawyer
	D01 W5C2	Mr. Ian Drennan, Director
Ireland

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